EXHIBIT 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

As independent certified public accountants, we hereby consent to use of our report dated March 15, 2000 with respect to the onlinetradinginc.com corp. financial statements included in this registration statement and to all references to our Firm included in or made a part of this registration statement.

/s/ ARTHUR ANDERSEN LLP
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Arthur Andersen LLP

Miami, Florida,
April 13, 2000.